Exhibit 10.8

INDEMNITY AGREEMENT

This Agreement has been entered into as of the        day of        .

BETWEEN:

ONCOGENEX TECHNOLOGIES INC., a corporation incorporated under the laws of Canada and having an office at D-9 2733 Heather Street, Vancouver, British Columbia, V5Z 3J5, Facsimile No. (604) 875-5604

(the “Indemnitor”)

AND:

(the “Indemnitee”)

WHEREAS: The Indemnitor has requested the Indemnitee to act as a director of the Indemnitor and may request the Indemnitee, from time to time, to act as a director of another entity at the Indemnitor’s request, and the Indemnitee has agreed, subject to the granting of the indemnities herein provided for, to act in the aforementioned capacities;

NOW THEREFORE in consideration of these premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto covenant and agree as set forth below.

ARTICLE 1 - INDEMNITY

1.1           Scope of Indemnity - Subject to subsections 1.2, 1.7, 1.8, 2.7 and 2.8 below, the Indemnitor shall to the fullest extent possible under applicable law indemnify and save harmless the Indemnitee against and from:

(a)                                  any and all charges and claims of every nature and kind whatsoever which may be brought or made by any person, firm, corporation or government, or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnitee in connection with the execution of the duties of his office as a director or by virtue of his holding any other directorship with any other entity held by the Indemnitee at the Indemnitor’s request;

(b)                                 any and all costs, damages, expenses (including legal fees and disbursements on a full indemnity basis), fines, liabilities (statutory or otherwise), losses and penalties which the. Indemnitee may sustain, incur or be liable for in consequence of his acting as a director of the Indemnitor, whether sustained or incurred by reason of his negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Indemnitor or any of its affairs; and

(c)                                  in particular, and without in any way limiting the generality of the foregoing, any and all costs, damages, expenses (including legal fees and disbursements on a full indemnity basis), fines, liabilities, losses and penalties which the Indemnitee may sustain, incur or be liable for as a result of or in connection with the release of or presence in the environment of substances, contaminants, litter, waste, effluent, refuse, pollutants or deleterious materials and that arise out of or are in any way connected with the management, operation, activities or existence of the Indemnitor or by virtue of the Indemnitee holding any other directorship with any other entity held by the Indemnitee at the Indemnitor’s request.

1.2           Indemnity Restricted - If, under applicable law, any payment by the Indemnitor under section 1.1 first requires the approval of any court, the Indemnitor, at its own expense and in good faith, will promptly take all necessary proceedings to obtain such approval.

1.3           Taxable Benefits - The Indemnitor shall gross up any indemnity payment made pursuant to this Indemnity Agreement by the amount of any income tax payable by the Indemnitee in respect of that payment.

1.4           Enforcement Costs - The Indemnitor shall indemnify the Indemnitee for the amount of all costs incurred by the Indemnitee in obtaining any court approval required to enable or require the Indemnitee to make a payment under or in enforcing this Indemnity Agreement, including without limitation legal fees and disbursements on a full indemnity basis.

1.5           Re-Election - The obligations of the Indemnitor under this Indemnity Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Indemnitee as a director of the Indemnitor or of any entity in which he holds a directorship at the request of the Indemnitor.

1.6           Nominee’s Compensation - The obligations of the Indemnitor under this Indemnity Agreement are not diminished or in any way affected by:

(a)                                  the Indemnitee holding from time to time any direct or indirect financial interest in the Indemnitor or in any entity in which he holds such directorship at the request of the Indemnitor;

(b)                                 payment to the Indemnitee by the Indemnitor of director’s fees or any salary, wages, or any other form of compensation or remuneration or in any entity which he holds such directorship at the request of the Indemnitor; and.

(c)                                  except as otherwise herein provided, any directors’ liability insurance placed by or for the benefit of the Indemnitee by the Indemnitee, the Indemnitor or any entity in which the Indemnitee holds a directorship at the request of the Indemnitor.

1.7           Limitation on Indemnitee - Notwithstanding the provisions of subsection 1.1, the Indemnitor shall not be obligated to indemnify or save harmless the Indemnitee against and from any charge, claim, cost, damage, expense, fine, liability, loss or penalty if a court of competent jurisdiction finds that:

(a)           the Indemnitee failed to act honestly and in good faith with a view to the best interest of:

(i)                                     the Indemnitor, if the claim relates to his position as a director of the Indemnitor, or

(ii)                                  the entity with which the Indemnitee holds or held a directorship at the Indemnitor’s request;

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee did not have reasonable grounds for believing that his conduct was lawful; or

(c)                                  in the case of any act, error or omission of the Indemnitee, the Indemnitee acted fraudulently or maliciously.

1.8           Insurance Limitation - Notwithstanding the provisions of subsections 1.1 and 1.6, the Indemnitor shall have no obligation to indemnify or save harmless the Indemnitee in respect of any liability for which the Indemnitee is entitled to indemnity pursuant to any valid and collectible policy of insurance obtained and maintained by the Indemnitor, to the extent of the amounts actually collected by the Indemnitee under such insurance policy. Where partial indemnity is provided by such insurance policy, the obligation of the Indemnitor under subsection 1.1 shall continue in effect but be limited to that portion of the liability for which indemnity is not provided by such insurance policy.

ARTICLE 2 - DEFENCE

2.1           Interpretation - For the purposes of section 2:

“Action” means any action, inquiry, investigation, suit or other proceeding before a court or other tribunal in which a Claim is brought, made or advanced by or against the Indemnitee;

“Claim” means any charge, claim, cost, damage, expense, fine, liability, loss or penalty contemplated by subsection 1.1;.

“Judgment” means an award of damages or other monetary compensation made in an Action or any amounts the Indemnitee is ordered to pay by any court or other tribunal or any government, governmental department, body, commission, board, bureau, agency or instrumentality having proper jurisdiction as a result of any Claim brought, made or advanced by or against the Indemnitee; and

“Settlement” means an agreement to compromise a Claim or an Action.

2.2           Notice of Claim - Upon the Indemnitee or the Indemnitor becoming aware of any pending or threatened Claim or Action, written notice shall be given by or on behalf of one to the other as soon as is reasonably practicable.

2.3           Right to Conduct Investigation - The Indemnitor shall conduct such investigation of each Claim as is reasonably necessary in the circumstances and shall pay all costs of such investigation.

2.4           Defence of Claim - Subject to this subsection and subsection 2.7, the Indemnitor shall defend, on behalf of the Indemnitee, any Action, even if the Claim upon which the Action is founded is groundless, false or fraudulent.

2.5           Appointment of Counsel - The Indemnitor shall consult with and pay reasonable heed to the Indemnitee concerning the appointment of any defence counsel to be engaged by the Indemnitor in fulfilment of its obligation to defend an Action pursuant to subsection 2.4; thereafter the Indemnitor shall appoint counsel.

2.6           Settlement Negotiations - With respect to a Claim for which the Indemnitor is obliged to indemnify the Indemnitee hereunder, the Indemnitor may conduct negotiations towards a Settlement and, with the written consent of the Indemnitee (which the Indemnitee agrees not to unreasonably withhold), the Indemnitor may make such Settlement as it deems expedient provided, however, that the Indemnitee shall not be required, as part of any proposed Settlement, to admit liability or agree to indemnify the Indemnitor in respect of, or make contribution to, any compensation or other payment for which provision is made by such Settlement.

2.7           Failure to Consent to Settlement - With respect to a Claim for which the Indemnitor is obliged to indemnify the Indemnitee hereunder, if the Indemnitee fails to give his consent to the terms of a proposed Settlement which is otherwise acceptable to the Indemnitor and the claimant, the Indemnitor may require the Indemnitee to negotiate or defend the Action independently of the Indemnitor and in such event any amount recovered by such claimant in excess of the amount for which Settlement could have been made by the Indemnitor, shall not be recoverable under this Indemnity, it being further agreed by the parties that the Indemnitor shall only be responsible for legal fees and costs up to the time at which such Settlement could have been made.

2.8           Settlement in Certain Circumstances - The Indemnitor, in consultation with the Indemnitee, shall have the right to negotiate a Settlement in respect of any Claim or Action which is founded upon any of the acts specified in subsection 1.7. In the event that the Indemnitor negotiates such a Settlement, the Indemnitee shall pay any compensation or other payment for which provision is made under the Settlement and shall not seek indemnity or contribution from the Indemnitor in respect of such compensation or payment. The Indemnitee shall pay to the Indemnitor, within 60 days of the Indemnitor making demand therefor, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence of the Claim or the Action in respect of which the Settlement was made.

2.9           Payment of Judgment - The Indemnitor shall pay any Judgment which may be given against the Indemnitee unless any of the circumstances in subsection 1.7 applies to the Action in respect of which the Judgment is given or unless and to the extent the Indemnitee is otherwise entitled to indemnity under the policy of insurance as contemplated by subsection 1.8 in either case, the Indemnitee shall pay to the Indemnitor, within 60 days of the Indemnitor making demand therefor, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence and appeal of the Action, including the costs of any investigation undertaken by the Indemnitor in connection with the Action.

ARTICLE 3 - GENERAL

3.1           Nothing herein contained shall in any way affect the Indemnitee’s right to resign from his position as a director of the Indemnitor or at any time to resign from his position with any other entity held at the Indemnitor’s request at any time.

3.2           The indemnity herein provided for shall survive the termination of the Indemnitee’s position as a director of the Indemnitor and the termination of any directorship held by the Indemnitee at the Indemnitor’s request, whether by resignation, removal, death, incapacity, disqualification under applicable law, or otherwise, and shall continue in full force and effect thereafter.

3.3           Unless stated otherwise, all monies to be paid hereunder shall be paid within 10 days of becoming payable.

3.4           If any provision of this agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

3.5           Each party hereto agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this agreement.

3.6           This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

3.7           Time shall be of the essence of this agreement.

3.8           This Agreement shall be exclusively construed and governed by the laws in force in British Columbia and the laws of Canada applicable therein, and, except as provided in Section 3.9, the courts of British Columbia (and Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Subject to Section 3.9, each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This Section shall not be construed to affect the rights of a party to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction.

3.9           In the event of a dispute which does not involve a party seeking a court injunction or a determination referred to in section 1.7, that dispute shall be resolved between the Indemnitor and the Indemnitee in respect of the indemnity provided by this Agreement by arbitration subject to the provisions of the Commercial Arbitration Act, R.S.B.C. 1996 c. 55 as amended from time to time. The arbitrated resolution of the dispute shall be final and binding on all parties. The place of arbitration will be Vancouver, British Columbia.

IN WITNESS WHEREOF the parties hereto have signed, sealed and delivered this agreement as of the date first written above.

ONCOGENEX TECHNOLOGIES INC.

Per:	/s/ Scott Cormack
(Authorized Signatory)